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                                                                   EXHIBIT 21.1



                        SUBSIDIARIES OF ATLAS AIR, INC.


                Atlas One, Inc.
                Atlas Freighter Leasing, Inc.
                Atlas Freighter Leasing II, Inc.
                Atlas Air Services Limited
                LHC Properties, Inc.
                Atlas Freightlease, Inc.